                                                                    EXHIBIT 10.1


                            COMPANY OPTION AGREEMENT


              COMPANY OPTION AGREEMENT ("Option Agreement") dated as of September 4, 1997, between Kimberly-Clark Corporation, a Delaware corporation ("Kimberly-Clark"), and Tecnol Medical Products, Inc., a Delaware corporation ("Tecnol").

                             W I T N E S S E T H :

              WHEREAS, the respective Boards of Directors of Kimberly-Clark and Tecnol have approved an Agreement and Plan of Merger dated as of even date herewith (the "Merger Agreement") providing for the merger of a wholly-owned subsidiary of Kimberly-Clark ("Newco") with and into Tecnol with Tecnol being the Surviving Corporation;

              WHEREAS, as a condition to Kimberly-Clark's willingness to enter into the Merger Agreement, Tecnol has agreed to grant to Kimberly-Clark the option set forth herein to purchase 3,982,142 authorized but previously unissued shares of the Common Stock, par value $.001 per share, of Tecnol ("Tecnol Common Stock"); and

              WHEREAS, contemporaneously herewith, Kimberly-Clark, Newco and Tecnol are entering into the Merger Agreement.

              NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:





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              1.     DEFINITIONS.

              Capitalized terms used but not defined herein shall have the same meanings as set forth in the Merger Agreement.

              2.     GRANT OF OPTION.

              On the terms and subject to the conditions set forth herein, Tecnol hereby grants to Kimberly-Clark an irrevocable option (the "Option") to purchase up to 3,982,142 authorized but previously unissued shares of Tecnol Common Stock at a price of $22.00 per share (the "Purchase Price") payable in cash as provided in Section 4 hereof.

              3.     EXERCISE OF OPTION.

              (a) Kimberly-Clark may exercise the Option, in whole or in part, at any time or from time to time after a Purchase Event (as defined below) shall have occurred; provided, however, that (i) to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect upon the earlier to occur of (A) the Effective Time of the Merger; or (B) the termination of the Merger Agreement in accordance with its terms; provided, however, that if the Merger Agreement is terminated by Tecnol pursuant to Section 8.1(f) thereof or, after a Takeover Proposal by any Person (other than Kimberly-Clark or an Affiliate of Kimberly-Clark), by Kimberly-Clark pursuant to Section 8.1(g) thereof, the Option shall remain exercisable until the date which is 180 days after such termination; and further provided, however, that, if prior to the termination of the





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Merger Agreement in accordance with its terms, a Takeover Proposal by any
Person (other than Kimberly-Clark or an Affiliate of Kimberly-Clark) shall have been publicly announced, the Option shall not terminate until the earlier of
(x) the date a Purchase Event can no longer occur and (y) 180 days after the occurrence of a Purchase Event, except that if the Purchase Event is of the type described in clause (ii) of the definition thereof, the Option shall not terminate until 180 days after the termination of the Merger Agreement; (ii) if the Option cannot be exercised immediately prior to its expiration date because of an injunction, order or similar restraint issued by a court of competent jurisdiction, the Option shall expire on the 30th business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be; and (iii) if the Option cannot be exercised immediately prior to its expiration date because any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall not have expired or been terminated, the Option shall expire on the 30th business day after such expiration or termination.

              (b) As used herein, a "Purchase Event" shall be deemed to have occurred if (i) the Merger Agreement is terminated in accordance with Section 8.1(f) thereof; (ii) after a Takeover Proposal shall have been publicly announced by any Person (other than Kimberly-Clark or an Affiliate of Kimberly-Clark), Kimberly-Clark has the right to terminate the Merger Agreement pursuant to Section 8.1(g) thereof; or (iii) all of the following occur: (A) prior to the Stockholder Meeting the Merger Agreement shall not have been terminated and there shall have been publicly





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announced a Takeover Proposal by any Person (other than Kimberly-Clark or an
Affiliate of Kimberly-Clark), (B) after such public announcement the stockholders of Tecnol shall not approve the Merger at the Stockholder Meeting or any adjournment thereof, (C) within twelve months after the Stockholder Meeting or the last adjournment thereof Tecnol shall enter into any written letter of intent (whether or not binding), acquisition agreement, merger agreement or other similar agreement or agreement in principle in respect of a Takeover Proposal with any Person contemplated by clause (A) above or such Person shall commence any tender or exchange offer for the Shares, and (D) upon, or at any time within twelve months after, such entry into any letter of intent, agreement or such commencement of any tender or exchange offer such Person shall consummate a transaction similar to that contemplated by such Takeover Proposal or any tender or exchange offer for Beneficial Ownership of at least 20% of the Shares.

              (c) As used herein, the terms "Beneficial Ownership" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Exchange Act.

              (d) In the event Kimberly-Clark wishes to exercise the Option, it shall deliver to Tecnol a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 10 business days (or, in the event approval under the HSR Act is required, 60 calendar days) from the Notice Date for the closing of such purchase (the "Closing Date").





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              4.     PAYMENT AND DELIVERY OF CERTIFICATES.

              (a) At any closing referred to in Section 3 hereof, Kimberly-Clark shall pay to Tecnol the aggregate purchase price for the shares of Tecnol Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Tecnol.

              (b) At any such closing, simultaneously with the delivery of cash as provided in Section 4(a), Tecnol shall deliver to Kimberly-Clark a certificate or certificates representing the number of shares of Tecnol Common Stock purchased by Kimberly-Clark, registered in the name of Kimberly-Clark or a nominee designated in writing by Kimberly-Clark, and Kimberly-Clark shall deliver to Tecnol a letter agreeing that Kimberly-Clark shall not offer to sell, pledge or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

              (c) If at the time of issuance of any Tecnol Common Stock pursuant to any exercise of the Option, Tecnol shall have issued any share purchase rights or similar securities to holders of Tecnol Common Stock, then each such share of Tecnol Common Stock shall also represent rights with terms substantially the same as and at least as favorable to Kimberly-Clark as those issued to other holders of Tecnol Common Stock.

              (d) Certificates for Tecnol Common Stock delivered at any closing hereunder shall be endorsed with a restrictive legend which shall read substantially as follows:





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       The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Tecnol Medical Products, Inc. ("Tecnol"), a copy of which is on file at the principal office of Tecnol, and to resale restrictions arising under the Securities Act of 1933 and any applicable state securities laws. A copy of such agreement will be provided to the holder hereof without charge upon receipt by Tecnol of a written request therefor.


It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Kimberly-Clark shall have delivered to Tecnol an opinion of counsel reasonably acceptable to Tecnol, in form and substance reasonably satisfactory to Tecnol and its counsel, to the effect that such legend is not required for purposes of the Securities Act and any applicable state securities laws.

              5.     AUTHORIZATION, ETC.

              (a) Tecnol hereby represents and warrants to Kimberly-Clark that:

              (i) Tecnol has full corporate authority to execute and deliver this Option Agreement and to consummate the transactions contemplated hereby;

              (ii) such execution, delivery and consummation have been authorized by the Board of Directors of Tecnol, and no other corporate proceedings are necessary therefor;

              (iii) this Option Agreement has been duly and validly executed and delivered and represents a valid and legally binding obligation of Tecnol, enforceable against Tecnol in





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       accordance with its terms, except that enforceability may be limited by the Bankruptcy Exception and is subject to the Equity Exception;

              (iv) Tecnol has taken all necessary corporate action to authorize and reserve and permit it to issue and, at all times from the date hereof through the date of the exercise in full or the expiration or termination of the Option, shall have reserved for issuance upon exercise of the Option, 3,982,142 shares of Tecnol Common Stock (as such number may be adjusted pursuant to Section 6 hereof), all of which, upon issuance pursuant hereto, shall be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances, restrictions, security interests and preemptive rights; and

              (v) except as otherwise required by the HSR Act and other than any filings required under applicable securities and blue sky laws, the execution and delivery of this Option Agreement by Tecnol and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval or authorization of or any filing with any person or public authority and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of any charter or by-law, indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, judgment, ordinance, or decree, or restriction by which Tecnol or any of its Subsidiaries or any of their respective properties or assets is bound.





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              (b)    Kimberly-Clark hereby represents and warrants to Tecnol
       that:

              (i) Kimberly-Clark has full corporate authority to execute and deliver this Option Agreement and to consummate the transactions contemplated hereby;

              (ii) such execution, delivery and consummation have been authorized by all requisite corporate action by Kimberly-Clark, and no other corporate proceedings are necessary therefor;

              (iii) this Option Agreement had been duly and validly executed and delivered and represents a valid and legally binding obligation of Kimberly-Clark, enforceable against Kimberly-Clark in accordance with its terms, except that enforcement may be limited by the Bankruptcy Exception and is subject to the Equity Exception;

              (iv) any Tecnol Common Stock or other securities acquired by Kimberly-Clark upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in compliance with the Securities Act; and

              (v) except as otherwise required by the HSR Act and other than any filings required under applicable securities and blue sky laws, the execution and delivery of this





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       Option Agreement by Kimberly-Clark and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval or authorization of or any filing with any person or public authority and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of any charter or by-law, indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, judgment, ordinance, or decree, or restriction by which Kimberly-Clark or any of its Subsidiaries or any of their respective properties or assets is bound.

              6.      ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

              In the event of any change in Tecnol Common Stock by reason of stock dividends, stock splits, split-ups, reclassifications, recapitalizations or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of Tecnol Common Stock are issued or transferred from the Company's treasury stock account after August 31, 1997 (other than pursuant to an event described in the preceding sentence or pursuant to this Option Agreement), the number of shares of Tecnol Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals at least 19.9% of the number of shares of Tecnol Common Stock then issued and outstanding (without considering as outstanding any shares subject to or issued pursuant to the Option).





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              7.     REPURCHASE.

              (a) At the request of Kimberly-Clark at any time after the occurrence of a Purchase Event but prior to the second anniversary of such Purchase Event (the "Repurchase Period"), if a Put Event has occurred, Tecnol (or any successor entity thereof) shall repurchase the Option from Kimberly-Clark together with all (but not less than all, subject to Section 10) shares of Tecnol Common Stock subject thereto or purchased by Kimberly-Clark pursuant thereto and with respect to which Kimberly-Clark then has Beneficial Ownership, at a price per share (the "Per Share Repurchase Price") equal to the greater of:
              (i) The per share exercise price paid by Kimberly-Clark for any shares of Tecnol Common Stock acquired pursuant to the Option;

              (ii) The "Market Price" per share of Tecnol Common Stock (defined as the average of the closing sales price per share for the ten trading days prior to the date of such request for Tecnol Common Stock on the National Association of Securities Dealers Automated Quotation System Stock Market ("NASDAQ Stock Market") (as reported in the Wall Street Journal or other authoritative source); and

              (iii) The highest price per share paid in any transaction triggering a Put Event pursuant to Section 7(c) hereof or at which a tender or exchange offer which led to a Put Event was made for shares of Tecnol Common Stock. In determining such price, the value of any consideration other than cash shall be determined by an independent nationally





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       recognized investment banking firm selected by Kimberly-Clark and reasonably acceptable to Tecnol.

              (b) In the event Kimberly-Clark exercises its rights under this Section 7, Tecnol shall, within 10 business days thereafter, pay the required amount to Kimberly-Clark by wire transfer of immediately available funds to an account designated by Kimberly-Clark and Kimberly-Clark shall surrender to Tecnol the Option and the certificates evidencing any shares of Tecnol Common Stock purchased thereunder with respect to which Kimberly-Clark then has Beneficial Ownership, and Kimberly-Clark shall warrant that it has sole record and Beneficial Ownership of such shares and that the same are free and clear of all liens, claims, charges, restrictions and encumbrances of any kind whatsoever.

              (c) For purposes of this Section 7, a Put Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or any similar transaction involving Tecnol or any purchase, lease or other acquisition of all or substantially all of the assets of Tecnol and its Subsidiaries considered as a whole or (ii) upon the acquisition by any person of Beneficial Ownership of 50% or more of the then outstanding shares of Tecnol Common Stock, provided that no such event shall constitute a Put Event unless a Purchase Event shall have occurred prior to expiration or termination of the Option.





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              8.     REPURCHASE AT OPTION OF TECNOL AND FIRST REFUSAL.

              (a) Except to the extent that Kimberly-Clark shall have previously exercised its rights under Section 7, at the request of Tecnol from and after the date which is the later of (x) six months after a Purchase Event has occurred and (y) six months after the termination of the Merger Agreement, Tecnol may repurchase from Kimberly-Clark, and Kimberly-Clark shall sell to Tecnol, the Option together with all (but not less than all, subject to Section
10) shares of Tecnol Common Stock subject thereto or purchased by Kimberly-Clark pursuant hereto and with respect to which Kimberly-Clark then has Beneficial Ownership at a price per share equal to the greater of (i) the Market Price per share of Tecnol Common Stock (less the exercise price per share for any unexercised shares of Tecnol Common Stock subject to the Option) and (ii) the per share exercise price paid by Kimberly Clark for any shares of Tecnol Common Stock acquired pursuant to the Option. Any repurchase under this
Section 8(a) shall be consummated in accordance with the procedures set forth in Section 7(b).

              (b) If, at any time after the occurrence of a Purchase Event and prior to the third anniversary of the date of such occurrence, Kimberly-Clark shall desire to sell, assign, transfer or otherwise dispose of the Option or all or any of the shares of Tecnol Common Stock acquired by it pursuant to the Option, it shall give Tecnol written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by Kimberly-Clark to Tecnol, which may be accepted





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within 10 business days after its receipt of such Offeror's Notice, to purchase such Option or shares on the same terms and conditions and at the same price at which Kimberly-Clark is proposing to transfer the Option or such shares to a third party. The purchase of the Option or such shares by Tecnol shall be closed within 10 business days of the date of the acceptance of the offer and the purchase price shall be paid to Kimberly-Clark by wire transfer of immediately available funds to an account designated by Kimberly-Clark. In the event of the failure or refusal of Tecnol to purchase the Option or shares in each case as and to the extent covered by the Offeror's Notice or if the Board of Directors of Tecnol does not approve Tecnol's proposed purchase of the Option or such shares, Kimberly-Clark may, within 60 days from the date of the Offeror's Notice, sell all, but not less than all, of the Option or such shares in each case as and to the extent covered by the Offeror's Notice to such third party at no less than the price specified and on terms no more favorable to the purchaser than those set forth in the Offeror's Notice. These requirements shall not apply to any disposition of Tecnol Common Stock by a Person to whom Kimberly-Clark has sold shares of Tecnol Common Stock issued upon exercise of the Option in compliance with the terms hereof.

              9.     REGISTRATION RIGHTS; APPROVAL.

              (a) For three years after a Purchase Event, Tecnol shall, if requested by any holder or beneficial owner (each a "Holder") of more than 1,000,000 shares (subject to adjustment in the event of any stock dividend, stock split, split-up, reclassification, recapitalization or the like) of Tecnol Common Stock issued pursuant to this Option Agreement, file a registration statement on a form for general use under the Securities Act if necessary in order to permit the sale or other





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disposition of the shares of Tecnol Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by such Holder (it being understood and agreed that any such sale or other disposition shall be effected on a widely distributed basis so that, upon consummation thereof, no purchaser or transferee shall Beneficially Own more than 2% of the shares of Tecnol Common Stock then outstanding). Each such Holder shall provide all information reasonably requested by Tecnol for inclusion in any registration statement to be filed hereunder. Tecnol shall use its reasonable commercial efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 90 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The registration effected under this Section 9 shall be at Tecnol's expense except for underwriting commissions and the fees and disbursements of such Holder's counsel attributable to the registration of such Tecnol Common Stock. In no event shall Tecnol be required to effect more than one registration hereunder. The filing of the registration statement hereunder may be delayed for up to 120 days if such filing would require premature disclosure of any material corporate development or otherwise interfere with or adversely affect any proposed distribution by Tecnol of Tecnol Common Stock or if a special audit of Tecnol would otherwise be required in connection therewith. If requested by any such Holder in connection with such registration, Tecnol shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of the representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for parties similarly situated. Upon receiving any request for registration





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under this Section 9 from any Holder entitled to such registration, Tecnol agrees to send a copy thereof to any other person known to Tecnol to be entitled to registration rights under this Section 9, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies entitled to such registration.

       (b) Subject to applicable law and the rules and regulations of the NASDAQ National Market, Tecnol shall promptly file an application to list the shares subject to the Option on the NASDAQ National Market and will use its commercially reasonable efforts to obtain approval of such listing and to effect all necessary filings by Tecnol under the HSR Act in connection with the transactions contemplated hereby. Each of the parties hereto will use its commercially reasonably efforts to obtain consents of all third parties and governmental authorities, if any, necessary for the consummation of the transactions contemplated.

              10.    SEVERABILITY.

              Any term, provision, covenant or restriction contained in this Option Agreement held by a court of competent jurisdiction to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Option Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Option Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable. If for any reason such court





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determines that applicable law will not permit Kimberly-Clark or any other person to acquire, or Tecnol to repurchase or purchase, the full number of shares of Tecnol Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of the parties hereto to allow Kimberly-Clark or such other person to acquire, or Tecnol to repurchase or purchase, such lesser number of shares as may be permissible, without any amendment or modification hereof.

              11.    MISCELLANEOUS.

              (a) EXPENSES. Each of the parties hereto shall pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel, except as otherwise provided herein.

              (b) ENTIRE AGREEMENT. Except as otherwise expressly provided herein or therein, this Option Agreement and the Merger Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.

              (c) SUCCESSORS; NO THIRD PARTY BENEFICIARIES. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and any Holder, and their





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
respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

              (d) ASSIGNMENT. Other than as provided in Sections 8 and 9 hereof, neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person (whether by operation of law or otherwise), without the express written consent of the other party. Any purported assignment in violation hereof shall be null and void.

              (e) NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered in accordance with Section 9.6 of the Merger Agreement (which is incorporated herein by reference).

              (f) COUNTERPARTS. This Option Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but both such counterparts together shall constitute but one agreement.

              (g) SPECIFIC PERFORMANCE. The parties hereto agree that if for any reason Kimberly-Clark or Tecnol shall have failed to perform its obligations under this Option Agreement, then either party hereto seeking to enforce this Option Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties





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
hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that either party hereto may have against the other party hereto for any failure to perform its obligations under this Option Agreement.

              (h) GOVERNING LAW. This Option Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and entirely to be performed within such state. Nothing in this Option Agreement shall be construed to require any party (or any subsidiary or affiliate or any party) to take any action or fail to take any action in violation of applicable law, rule or regulation.

              (i) WAIVER AND AMENDMENT. Any provision of this Option Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Option Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.





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
        IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the date first written above.


                                             KIMBERLY-CLARK CORPORATION



                                             By:  /s/ Robert E. Abernathy
                                                -------------------------------
                                                  Name: Robert E. Abernathy
                                                  Title: Group President



                                             TECNOL MEDICAL PRODUCTS, INC.



                                             By:  /s/ Vance M. Hubbard
                                                -------------------------------
                                                  Name: Vance M. Hubbard
                                                  Title: Chief Executive
                                                         Officer and President






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